Exhibit 99.1

Independent Auditors’ Report

The Board of Directors and Shareholders

Care Capital Properties, Inc.:

We have audited the accompanying combined statement of revenue of the Acquired Behavioral Health Portfolio for the year ended December 31, 2016, and the related notes (the financial statement).

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the combined revenue described in Note 1 of the combined statement of revenue of the Acquired Behavioral Health Portfolio for the year ended December 31, 2016, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

We draw attention to Note 1 to the financial statement, which describes that the accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of Current Report on Form 8-K/A of Care Capital Properties, Inc.) and is not intended to be a complete presentation of the Acquired Behavioral Health Portfolio’s revenue. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Chicago, Illinois

June 9, 2017

Acquired Behavioral Health Portfolio

Combined Statement of Revenue

For the Year Ended December 31, 2016

(In thousands)

Year Ended December 31, 2016
Rental Income	$13,122

See accompanying notes to the Combined Statement of Revenue

Acquired Behavioral Health Portfolio

Notes to Combined Statement of Revenue

Note 1 — Basis of Presentation

In April 2017, Care Capital Properties, Inc. (“CCP”) completed its acquisition of the Acquired Behavioral Health Portfolio (the “Portfolio”), comprised of six behavioral health hospitals, in a sale-leaseback transaction.  Prior to the acquisition date, these properties were leased to affiliates of the sellers under separate triple-net leases that were terminated at the acquisition date.  Given the nature of the relationship between the Portfolio and the affiliates, these leases were determined to represent related party transactions.  The amount of the related party transactions associated with the leases to affiliates is $13.1 million for the year ended December 31, 2016, which is reflected in rental income in the combined statement of revenue.  Due to the related party nature of the historical lease agreements between the sellers and their affiliated tenants, the base rent terms may not have been at market rates and, therefore, may not represent future rental income of the Portfolio.

The combined statement of revenue relates to the rental operations of the Portfolio’s properties and was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, including Rule 3-14 of Regulation S-X. Accordingly, the accompanying combined statement of revenue has been prepared using the accrual method of accounting. Certain historical expenses which may not be reflective of proposed future operations of the Portfolio, such as depreciation, amortization, income taxes, certain mortgage interest expense and entity expenses, are not reflected in the combined statement of revenue in accordance with Rule 3-14 of Regulation S-X.

The combined statement of revenue is being presented for the most recent year available instead of the three most recent years based on the fact that the Portfolio was acquired from an unaffiliated party.

Note 2 — Revenue Recognition

The Portfolio’s rental income consists of rent received from the related party tenants in its behavioral health hospitals. All of the Portfolio’s leases are “triple-net” leases, which require the tenants to generally pay all property-related expenses, and therefore these expenses are not included in the accompanying combined statement of revenue. The Portfolio’s leases do not provide for periodic increases in base rent.

Note 3 — Subsequent Events

Subsequent events were evaluated through June 9, 2017, the date on which the combined statement of revenue was issued.  Concurrent with the closing of the acquisition, CCP entered into a long-term triple-net lease dated as of April 28, 2017 with affiliates of the sellers to operate the properties at an initial contractual annual base rent of $30.3 million.